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EXHIBIT 10.3
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                                                            Draft 5/27/92


CONSULTING AGREEMENT
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AGREEMENT entered into as of the 1st day of March, 1992, between American
Franchise Group, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), and Henry A. Johnson ("Consultant").

WHEREAS, since March 1, 1991, Consultant has provided consulting services to the Company pursuant to an oral agreement, and the Company desires that Consultant continue to provide consulting services to the Company pursuant hereto and Consultant is agreeable to providing such services.

NOW THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties hereto agree as follows:

1. For a period of 48 months from the date hereof (the "Consulting Period"), Consultant shall serve as a consultant to the Company on all matters pertaining to his knowledge of the Company's business and operations. Consultant's services shall include consultation with, and advice to, directors, officers and employees of the Company for the purpose of making Consultant's knowledge and experience available to those persons in connection with the fulfillment of their duties to the Company.

2. During the Consulting Period, the Company shall be entitled to Consultant's services for reasonable times when and to the extent requested by, and subject to the direction of the Chief Executive Officer of the Company and the President of the Company's Business Cards Tomorrow, Inc., subsidiary.

3. Consultant's services shall be rendered only at the Company's office at 3000 N.E. 30th Place, Fort Lauderdale, Florida (the "Office") or from Consultant's home at 1941 Napoleon Drive, Las Vegas, Nevada 89115, unless by mutual agreement from time to time arrangements are made for those services to be rendered elsewhere. Reasonable travel and living expenses necessarily incurred by Consultant to render services at locations other than the office or his home shall be reimbursed by the Company promptly upon receipt of proper statements with regard to the nature and amount of those expenses. Those statements shall be furnished to the Company monthly at the end of each calendar month of the Consulting Period during which any of those expenses are incurred.

4. As compensation for the consulting services provided for in Sections 1-3 above, the Company shall pay to Consultant a monthly consulting fee of $4,166.67, which shall be paid on the 10th day of each month during the Consulting Period, with the first such payment due on March 10, 1992, and the last such payment due on February 10, 1996.

5. Consultant agrees that, during the Consulting Period and thereafter, he will not disclose to anyone any trade secrets of the Company or any confidential or non-public information relating to the Company's business, operations or prospects.
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6.   Consultant acknowledges that it would be extremely difficult, if not impossible, to measure accurately the damages to the Company from any breach by Consultant of Section 5 of this Agreement, and that the injury to the Company from any such breach would be incalculable and irremediable. Accordingly, Consultant agrees that upon any breach of Section 5 of this Agreement, the Company's remedy at law would be inadequate, and the Company shall be entitled as a matter of right to institute legal proceedings in any court of competent jurisdiction and receive an injunction restraining the further and continued breach of Section 5 of this Agreement, and recovery of all damages to the Company incurred, by reason of conducting the activity in violation of Section 5 of this Agreement.

7. In any legal or equitable action brought with respect to this Agreement (including, but not limited to, suit for injuctive relief for a breach of the terms and provisions of Section 5 of this Agreement), the prevailing party shall be entitled to recover all of its reasonable attorneys' fees and costs in connection therewith, including those incurred at the pre-trial, trial and appellate levels.

8. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representative and to any successor to the Company, which successor shall be deemed substituted for the Company under the terms of this Agreement.

9. Any notice, request, instruction, legal process or other document to be given hereunder shall be in writing and shall be delivered personally, against receipt, or by registered or certified mail, return receipt requested, as set forth below:

     If to Consultant:

     Henry A. Johnson
     1941 Napoleon Drive
     Las Vegas, NV 89115

     If to Company:

     William A. Wilkerson
     Chief Executive Officer
     American Franchise Group, Inc.
     3000 N.E. 30th Place
     Fort Lauderdale, FL 33306-1957

10. This instrument contains the entire agreement between the parties hereto with repect to the provision of consulting services by Consultant.

11. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

12. The invalidity or unenforceability of any provision hereof shall in no way effect the validity or enforceability of any other provision.
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13.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     HENRY A. JOHNSON
                                     ---------------------------------------
                                     Henry A. Johnson

                                     AMERICAN FRANCHISE GROUP, INC.

                                     By:  WILLIAM A. WILKERSON
                                        ------------------------------------
                                         Chairman & Chief Executive Officer